Exhibit 99.77C

Western Asset Funds,
Inc.
("Registrant")
Form N-SAR
For the Six Months Ended
September 30, 2005

Sub-Item 77C:  Matters
submitted to a vote of
security holders

At a Special Meeting of
Stockholders of Western
Asset Intermediate Bond
Portfolio (the
"Portfolio") held on May
10, 2005, the following
action was taken:

A change to the
Portfolio's investment
objective, such that the
target average modified
duration of the
Portfolio would be
expected to range within
20% of the duration of
its benchmark, the
Lehman Brothers
Intermediate
Government/Credit Bond
Index was approved as
follows:

Shares Voted For
	Shares Abstained

35,371,202.597
	26,170,497.266